                          Mail to: Secretary of State       For office use only
                              Corporations Section
                            1560 Broadway, Suite 200
                                Denver, CO 80202
                                 (303) 894-2251
MUST BE TYPED                   Fax  (303) 894-2242
FILING FEE: $25.00
MUST SUBMIT TWO COPIES
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                             ARTICLES OF AMENDMENT
Please include a typed               TO THE
self-addressed envelope       AMENDED AND RESTATED
                           ARTICLES OF INCORPORATION
                                       OF
                          OPTICAL SECURITY GROUP, INC.


Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Amended and Restated Articles of Incorporation:

FIRST: The name of the corporation is   OPTICAL SECURITY GROUP, INC.
                                        ----------------------------

SECOND: The following amendment to the Articles of Incorporation was adopted on March 19, 1996, as prescribed by the Colorado Business Corporation Act, in the
- ---------  ----
manner marked with an X below:

- --------      No shares have been issued or Directors Elected - Action by
              Incorporators


- --------      No shares have been issued but Directors Elected - Action by
              Directors


 x            Such amendment was adopted by the board of directors where shares
- --------
              have been issued.

- --------      Such amendment was adopted by a vote of the shareholders.  The number of shares voted for the amendment was sufficient for


              See attached.



THIRD: The manner, if not set forth in such amendment, in which any exchange, reclassification, or cancellation of issued shares provided for in the amendment shall be effected, is as follows: N/A


If these amendments are to have a delayed effective date, please list that date:
N/A
- ---
           (Not to exceed ninety (90) days from the date of filing)



                                      OPTICAL SECURITY GROUP, INC.
                                      ----------------------------


                                      By/s/
                                           -----------------------
                                        Richard H. Bard, President

                ATTACHMENT TO THE ARTICLES OF AMENDMENT TO THE
              AMENDED AND RESTATED ARTICLES OF INCORPORATION OF
                         OPTICAL SECURITY GROUP, INC.


        1. Subsection 12.5.1 is deleted in its entirety and replaced with the following:

               12.5.1 (i) From January 19, 1996, the initial closing date of the corporation's private offering of the Series B Shares (the "Initial Closing Date") until March 29, 1998, the corporation may not redeem the Series B Shares.

               (ii) Unless prohibited by Colorado law, on or after March 30, 1998, the corporation may redeem, pro rata if less than all of the Series B Shares are being redeemed, at the redemption price and in the manner set forth below only if the closing bid and asked prices of the Common Stock on the National Association of Securities Dealer's Inc. Automated Quotation Service or any national stock exchange or over-the-counter exchange where the Common Stock is subsequently listed ("NASDAQ"), is 150% of the Conversion Price (as defined in Subsection 12.6.1) for 30 consecutive trading days commencing not more than 60 days prior to the date of mailing the redemption notice to holders pursuant to Subsection 12.5.2.

        2. Subsection 12.5.3 is deleted in its entirety and replaced with the following:

               12.5.3 The redemption price for each Series B Share is as follows:

                  Date Redeemed                  Redemption Price
     ------------------------------------------------------------

          On or after March 30, 1998, but
          prior to the third anniversary of
          the Initial Closing Date                         $1,090

          On or after the third anniversary
          of the Initial Closing Date but
          prior to the fourth anniversary of
          the Initial Closing Date                         $1,075

          On or after the fourth anniversary
          of the Initial Closing Date but
          prior to the fifth anniversary of
          the Initial Closing Date                         $1,060

          On or after the fifth anniversary
          of the Initial Closing Date but
          prior to the sixth anniversary of
          the Initial Closing Date                         $1,040

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

          On or after the sixth anniversary
          of the Initial Closing Date but
          prior to the seventh anniversary of
          the Initial Closing Date                                        $1,020

          On or after the seventh anniversary
          of the Initial Closing Date                                     $1,000

     plus cumulative dividends up to the Redemption Date.

               3. Subsection 12.7.1 shall be deleted in its entirety and replaced with the following:

               12.7.1 Any time after the first anniversary of the Initial Closing Date, the corporation, upon ten days' prior written notice to the holders of Series B Shares, may exchange, in whole or in part, the Series B Shares into senior subordinated convertible debentures ("Debentures"), pro rata if less than all of the Series B Shares are being exchanged, at the exchange rate set forth in Section 12.9 and in the manner set forth below.

               4. Subsection 12.8.1 shall be deleted in its entirety and replaced with the following:

               12.8.1 In the event the corporation fails to declare and pay dividends on the Series B Shares, and such payment is not made within ten days following the dividend payment date, each holder of the Series B Shares shall have the right to exchange any or all whole Series B Shares into Debentures at the exchange rate set forth in Section 12.9 and in the manner set forth below.

               5. Subsection 12.10.6 shall be deleted in its entirety and replaced with the following:

               12.10.6 (i) If the corporation files a voluntary petition for relief under any bankruptcy law or if any involuntary petition for relief under any bankruptcy law is filed against the corporation and such involuntary petition is not dismissed within 60 days of the date of filing, the outstanding principal of all Debentures shall at once, without any action by the holders, be due and payable.

                    (ii) If an Event of Default (as defined below) shall have occurred and be continuing, the holders of 15% in principal amount of the Debentures then outstanding may declare the principal of all such Debentures to be due and payable; provided, however, that if any and all defaults shall have been remedied, the holders of a majority in aggregate principal amount of Debentures then outstanding may waive such defaults and rescind and annul such declaration and its consequences.

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

               (iii) "Event of Default" means (a) a default for in excess of 10 days in payment of any principal or interest installment on the Debenture;
     (b) a default on the Debentures other than a default under (a) above for 30 days after written notice to the corporation by the holders of 15% in principal amount of the outstanding Debentures, in the performance of any other covenant or agreement in the Debentures; (c) a default under any bond, debenture, note or other evidence of indebtedness for money borrowed by the corporation or under any mortgage, indenture, or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the corporation (excluding real property leases), which default shall constitute a failure to pay any portion of interest or principal when due after any applicable grace period or shall have resulted in such indebtedness becoming or being declared due and payable without such indebtedness having been discharged or such acceleration having been rescinded or annulled, and the aggregate indebtedness in default exceeds $250,000; (d) certain events of bankruptcy, insolvency, and reorganization; and (e) the suspension or termination of the corporation's reporting obligations pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended. An Event of Default shall not be deemed to have occurred until the corporation shall have had the opportunity to fully contest claims asserted by third parties related to
     (c) above.

           6. Paragraph 12.10.6(ii) shall be deleted in its entirety and replaced with the following:

               (ii)  The Debentures shall provide that the corporation may not
     (a) declare or pay any dividend or make any distribution on its capital stock of any class (except on its Series A Shares and Series B Shares) or to its shareholders (other than dividends or distributions payable in shares of capital stock of the corporation) unless the corporation shall also pay additional interest on the Debentures in an amount equal to the amount of the dividend that would then be payable to the holders of the Debentures had such holders converted the Debentures into shares of Common Stock; (b) purchase, redeem, or otherwise acquire or retire for value any Equity Interests of the corporation, any subsidiary or other affiliate (other than any such Equity Interests, owned by the corporation or any subsidiary), other than its obligation to repurchase certain shares of Common Stock held by Mr. Yoram Curiel pursuant to agreements between the corporation and Mr. Curiel; (c) permit any wholly-owned subsidiary to declare or pay any dividend on, or make any distribution to the holders of any shares of its capital stock except to the corporation or a subsidiary (other than dividends or distributions payable in capital stock of it or the corporation); or (d) permit any subsidiary to purchase, redeem or otherwise acquire or retire for value any Equity Interests of such subsidiary, the corporation or any affiliate of any of them

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

     (other than any such Equity Interests owned by the corporation or any subsidiary), if at the time of such action, an Event of Default shall have occurred and be continuing, or shall occur as a consequence thereof, or if upon giving effect to such payment the aggregate amount expended for all such payments (the amount expended for such purposes, if other than cash, to be conclusively determined by the board of directors as evidenced by a board resolution) shall exceed the sum of (1) 25% of the aggregate Consolidated Net Income of the corporation accrued during fiscal quarters ending subsequent to the Initial Closing Date; (2) the aggregate net proceeds, including cash and the fair market value of property other than cash, received by the corporation from the issue or sale, after the Initial Closing Date, of capital stock of the corporation (other than Disqualified Stock) or of warrants to purchase such capital stock (other than warrants to purchase such Disqualified Stock), other than in connection with the conversion of any Series B Shares or Debentures; (3) the aggregate net proceeds received by the corporation subsequent to the Initial Closing Date from the issue or sale of any debt securities or Disqualified Stock of the corporation, if, at such time, such debt securities, or Disqualified Stock, as the case may be, have been converted into capital stock of the corporation; or (4) $250,000.

          7. Section 12.11 shall be deleted in its entirety and replaced with the following:

          12.11  Rank.  No class of capital stock or securities convertible into
                 ----
     capital stock shall be issued which has superior rights to the Series B Shares as to distributions, liquidation, or both. If Series A Shares are issued, Article 11 shall be amended to have terms equal to or subordinate to Series B Shares.

          8.   The addition of the following sections:

          12.12  Restriction on Payment of Dividends on Common Stock.  No
                 ---------------------------------------------------
     dividends or other payments (excluding payments to be made on liquidation pursuant to Section 12.3) shall be declared and paid on the Common Stock unless the corporation shall also declare and pay dividends on the shares of Common Stock issuable upon conversion of the Series B Shares and unless there are no accrued and unpaid dividends on the Series B Shares.

          12.13  Furnish Reports.  As soon as practicable after available (but,
                 ---------------
     in the case of the corporation's Annual Report to Stockholders, within 120 days after the end of each fiscal year of the corporation), the corporation will furnish to the holders of the Series B Shares or the Debentures, one copy of (a) its Annual Report to Stockholders which Annual Report shall contain financial statements audited in accordance with generally accepted accounting principles by a firm of certified public accountants), (b) if not included in substance in the Annual

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

     Report to Stockholders, its Annual Report of Form 10-K, and (c) any Quarterly Reports to Stockholders, and if not included in substance in its Quarterly Reports to Stockholders, its quarterly reports on Form 10-Q.

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